Exhibit 2.2

EXECUTION VERSION

BARCLAYS 745 Seventh Avenue New York, New York 10019	GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, New York 10282-2198	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036

PERSONAL AND CONFIDENTIAL

December 3, 2017

CVS Health Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

Attention: Carol A. DeNale, SVP & Treasurer

Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Bank PLC (“Barclays”), Goldman Sachs Bank USA (“Goldman Sachs”), Goldman Sachs Lending Partners LLC (“GS Lending Partners”), Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its designated affiliates, “MLPFS”, together with Bank of America, “BofAML”, and BofAML, together with Barclays, Goldman Sachs, GS Lending Partners and each Lender (as defined below) that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 3 hereof, collectively, the “Commitment Parties,” “we” or “us”), that CVS Health Corporation, a Delaware corporation (the “Company” or “you”), intends to acquire (the “Acquisition”), through its wholly owned subsidiary, all of the equity interests of Aetna Inc., a Pennsylvania corporation (the “Target”) pursuant to an Agreement and Plan of Merger dated as of December 3, 2017, by and among the Company, Hudson Merger Sub Corp., a Pennsylvania corporation (“Merger Sub”), and the Target (the “Merger Agreement”) and to consummate certain transactions described therein and in this Commitment Letter, in each case on the terms and subject to the conditions set forth in this Commitment Letter and Exhibits A, B and C hereto (collectively, the “Commitment Letter”).

You have also advised us that the total cost of the Acquisition and related fees, commissions and expenses (collectively, “Transaction Costs”) will be provided by a combination of (a) the issuance by you or one of your wholly-owned subsidiaries of a combination of equity securities, equity-linked securities or unsecured debt securities (the “Securities”) and/or unsecured term loans (including the borrowings by the Company of loans under a senior unsecured term loan facility in an aggregate principal amount of $5.0 billion (the “Term Loan Facility”, and the loans thereunder the “Term Loans”)) (the Term Loans, together with the Securities, are collectively referred to as the “Permanent Financing”) and/or (b) to the extent that the Permanent Financing is not issued or borrowed on or prior to the closing of the Acquisition for any reason, borrowings by the Company under a senior unsecured 364-day term loan facility of loans in an aggregate principal amount of $49.0 billion (the “Bridge Facility”) comprised of (a) a $44.0 billion tranche (“Tranche 1”) which Tranche 1 may be borrowed in lieu of the Securities and (b) a $5.0 billion tranche (“Tranche 2” and, each of Tranche 1 and Tranche 2, a “Tranche”) which Tranche 2 may be borrowed in lieu of the Term Loans, in each case having the terms set forth in Exhibit A hereto. The Acquisition and the other transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”.

1.	Commitments and Agency Roles

You hereby appoint (i) Barclays to act, and Barclays hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”), (ii) each of Goldman Sachs and Bank of America to act exclusively as a co-syndication agent and (iii) each of Barclays, Goldman Sachs and MLPFS exclusively, to act as a joint lead arranger and a joint bookrunner (in such capacity, each, an “Arranger” and collectively, the “Arrangers”) for the Bridge Facility. You agree that no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter (as defined below)) in connection with the Bridge Facility unless you and we shall so agree in writing. Each of the Arrangers and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles. Barclays is pleased to advise you of its commitment, severally and not jointly, to provide (i) $17,959,183,673.47 of Tranche 1 of the principal amount of the Bridge Facility and (ii) $2,040,816,326.53 of Tranche 2 of the principal amount of the Bridge Facility, Goldman Sachs is pleased to advise you of its commitment, severally and not jointly, to provide (i) $2,750,000,000.00 of Tranche 1 of the principal amount of the Bridge Facility and (ii) $500,000,000.00 of Tranche 2 of the principal amount of the Bridge Facility, GS Lending Partners is pleased to advise you of its commitment, severally and not jointly, to provide (i) $15,209,183,673.47 of Tranche 1 of the principal amount of the Bridge Facility and (ii) $1,540,816,326.53 of Tranche 2 of the principal amount of the Bridge Facility and Bank of America is pleased to advise you of its commitment, severally and not jointly, to provide (i) $8,081,632,653.06 of Tranche 1 of the principal amount of the Bridge Facility and (ii) $918,367,346.94 of Tranche 2 of the principal amount of the Bridge Facility, in each case, on the terms and subject to the conditions set forth in Section 2 below and Exhibit B hereto; provided, that any event occurring after the date hereof and prior to the Closing Date (as defined in Exhibit A hereto) that would result in a mandatory or voluntary prepayment or commitment reduction with respect to either Tranche as set forth in Exhibit A hereto under the Sections titled “Mandatory Prepayments and Commitment Reductions” or “Voluntary Prepayments and Commitment Reductions” shall reduce each Commitment Party’s aggregate commitment with respect to each applicable Tranche under this Commitment Letter on a dollar-for-dollar basis as set forth in Exhibit A hereto. It is further agreed that Barclays will have “lead left” placement, Goldman Sachs will have placement immediately to the right of Barclays, in all documentation used in connection with the Bridge Facility and BofAML will have placement immediately to the right of Goldman Sachs, in all documentation used in connection with the Bridge Facility.

Our fees for services related to the Bridge Facility are set forth in a separate fee letter (the “Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth in Exhibits A and B hereto and in the Fee Letter as and when payable in accordance with the terms hereof and thereof.

2.	Conditions Precedent

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Loan Documents (as defined below) or any other agreement or other undertaking between you and us concerning the financing of the Transactions to the contrary, our commitments hereunder and our agreements to perform the services described herein are subject solely to the satisfaction or waiver of the conditions set forth in Exhibit B hereto, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder other than those expressly stated in this Section 2 and Exhibit B hereto (and upon satisfaction or waiver of such conditions, the funding under the Bridge Facility shall occur).

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Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Loan Documents (as defined below) or any other agreement or other undertaking between you and us concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (a) such of the representations made by the Target in the Merger Agreement as are material to the interests of the Lenders (but only to the extent that the breach of such representations would permit you or your applicable subsidiary (taking into account any applicable cure provisions) to terminate your or such subsidiary’s obligations under the Merger Agreement or to decline to close the Acquisition as a result of the breach of such representations in the Merger Agreement) (the “Target Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents (as defined below) shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth in this Section 2 and Exhibit B hereto are satisfied (or waived by the Commitment Parties). For purposes hereof, “Specified Representations” means the representations and warranties made by the Company referred to in Exhibit A hereto relating to existence of the Company and requisite power and authority, due authorization, execution and delivery, in each case, by the Company and enforceability of the Loan Documents against the Company; no conflicts of the Loan Documents with organizational documents of the Company; Investment Company Act; Federal Reserve margin regulations; solvency of the Company and its subsidiaries on a consolidated basis (such representation to be consistent with the certification set forth in Annex I to Exhibit B hereto); and use of loan proceeds not violating U.S.A. Patriot Act, OFAC and FCPA. There shall be no conditions to closing and funding the Bridge Facility not expressly set forth in this Section 2 or in Exhibit B hereto.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, and to the extent applicable, the Fee Letter (including, in each case, the Facility Documentation Principles), it being acknowledged and agreed that the commitment provided hereunder is subject solely to conditions precedent as provided in this Section 2 and Exhibit B hereto.

It is understood that compliance by you and/or your affiliates with the terms and conditions of this Commitment Letter, the Fee Letter or the other Loan Documents (other than the conditions set forth in this Section 2 and Exhibit B hereto) is not a condition to our commitments to fund the Bridge Facility on the Closing Date.

3.	Syndication

The Arrangers intend and reserve the right to syndicate the Bridge Facility to banks and other financial institutions (collectively, including Barclays, Goldman Sachs, GS Lending Partners and Bank of America, the “Lenders”) promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter, which syndication may occur in one or more stages. The Arrangers will conduct the syndication in consultation and coordination with you; provided, however, that (a) until the date that is 45 days after the date hereof (the “Initial Syndication Period”), the selection of any Lender, any role awarded and allocations by the Arrangers shall be subject to your approval in your sole discretion (it being acknowledged that you and the Arrangers agree as of the date hereof that such roles and allocations be within the parameters set forth in the syndication plan for the Bridge Facility agreed to by the Company and the Arrangers prior to the date hereof (the “Syndication Plan”)), (b) following the Initial Syndication Period, if and for so long as a “successful syndication” (as defined in the Fee Letter) of the Bridge Facility has not been achieved, the selection of Lenders by the Arrangers shall be in consultation and coordination

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with you but shall not include any Disqualified Institution (as defined below), it being understood and agreed that following the Initial Syndication Period (x) there shall be no change to roles or reduction of commitment allocations with respect to any Lenders which were awarded or made with your approval during the Initial Syndication Period and (y) any commitment allocations, and any roles awarded (which shall be commensurate with such allocations), by the Arrangers shall be in full consultation with you and (c) following the achievement of a “successful syndication” of the Bridge Facility, further assignments of commitments under the Bridge Facility shall be in accordance with the section captioned “Assignment and Participations” in the Term Sheet attached hereto as Exhibit A hereto. The respective commitments of the Commitment Parties hereunder with respect to each Tranche of the Bridge Facility shall be reduced within such Tranche on a dollar-for-dollar basis and allocated ratably among them (according to their respective commitments under the Bridge Facility) (or, without affecting any such reduction of Barclays’ commitment or of Bank of America’s commitment, the relevant portion of any such reduction to be allocated between Goldman Sachs and GS Lending Partners as they shall determine) as and when commitments for such Tranche are received from Lenders selected in accordance with this Section 3 to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement substantially in the form of Exhibit C hereto (a “Joinder Agreement” (it being understood that such form may be modified as agreed by the Arrangers and the Company but shall not, in any event, include any additional conditions to the availability of, modify any of the conditions to the availability of, change (in a manner adverse to the Company) the terms of, or increase any of the fees or other economics payable by the Company in connection with, the Bridge Facility that are already specified in this Commitment Letter and the Fee Letter)) or (ii) party to the applicable Loan Documents as a “Lender” thereunder; provided, however, that to the extent that any portion of the Commitment Parties’ commitments hereunder with respect to the Bridge Facility is syndicated (as set forth above) other than to a Lender which is either (x) upon first becoming party to this Commitment Letter or the applicable Loan Documents as described above, a commercial or investment bank whose senior, unsecured, long-term indebtedness has an “investment grade” rating by Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) and Moody’s Investor Services, Inc. (“Moody’s”) or (y) set forth in the Syndication Plan or the Company has otherwise approved (in its sole discretion), then the Commitment Parties shall not be relieved of their respective obligations hereunder to fund such portion of such commitment on the Closing Date to the extent that such other Lender fails to fund such commitment on the Closing Date in accordance with the terms of the Bridge Facility. Notwithstanding the Arrangers’ right to syndicate the Bridge Facility and receive commitments with respect thereto, except with respect to any portion of the Commitment Parties’ respective commitments hereunder which have been assigned to Lenders who either execute Joinder Agreements or become party to the applicable Loan Documents as described above, no Commitment Party shall be relieved, released or novated from its commitments hereunder (including its obligation to fund under the Bridge Facility on the Closing Date in accordance with the terms and conditions set forth in this Commitment Letter) in connection with any syndication, assignment or participation of the Bridge Facility, until the funding of the Bridge Facility has occurred on the Closing Date. For purposes hereof, “Disqualified Institutions” means, collectively, those persons that are (i) competitors of you or your subsidiaries or the Target or its subsidiaries, identified in writing by you to the Arrangers from time to time (it being understood that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder or under the Bridge Facility that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional commitments, loans or participations), (ii) such other persons identified in writing by you to the Arrangers prior to the date hereof and (iii) affiliates of the persons identified pursuant to clauses (i) or (ii) that are either clearly identifiable by name or identified in writing by you to the Arrangers.

The Company agrees to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending and investment banking relationships of the Company and its

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subsidiaries. To facilitate an orderly and “successful syndication” of the Bridge Facility, you agree that, until the earliest of (a) the termination by the Arrangers of syndication of the Bridge Facility, (b) 60 days following the Closing Date and (c) the “successful syndication” of the Bridge Facility (as defined in the Fee Letter), you will not, and agree to use commercially reasonable efforts to ensure the Target will not (subject to, and to the extent not in contravention of, the terms of the Merger Agreement) syndicate, issue, announce, offer, place or arrange any competing debt facility or any debt security of the Company or the Target, or any of their respective subsidiaries, including any renewal or refinancing of any existing debt facility or debt security, in each case that could reasonably be expected to materially impair the primary syndication of the Bridge Facility without the prior written consent of the Arrangers (other than (i) the Bridge Facility, (ii) the Permanent Financing, (iii) any refinancing or replacement of the Company’s existing 1.90% Senior Notes due 2018, the Company’s existing 2.25% Senior Notes due 2018, the Company’s existing 2.25% Senior Notes due 2019, the Target’s existing 1.5% Senior Notes due 2017, the Target’s existing floating rate Senior Notes due 2017, the Target’s existing 1.7% Senior Notes due 2018 and the Target’s existing 2.2% Senior Notes due 2019 (to the extent the aggregate principal amount thereof is not increased and to the extent such replacement or refinancing is coordinated with the syndication of the Bridge Facility in a manner reasonably satisfactory to the Arrangers) (the “Existing Notes Refinancings”), (iv) borrowings, amendments, renewals or refinancings under the Company’s existing $1.0 billion, 364-day unsecured credit facility expiring on May 17, 2018, $1.25 billion, five-year unsecured back-up credit facility expiring on July 24, 2019, $1.25 billion, five-year unsecured back-up credit facility expiring on July 1, 2020 and $1.0 billion, five-year unsecured back-up credit facility expiring on May 18, 2022 (provided, that (x) so long as any amendment shall be actively managed or, in the case of a renewal or refinancing, actively arranged (with corresponding titles), by the applicable administrative agent thereunder together with the Arrangers and (y) the aggregate commitments thereunder shall not be increased by more than $1.5 billion) (the “Existing Revolving Facilities”), (v) any debt incurred in connection with sale-leasebacks by the Company, the Target or their respective subsidiaries, (vi) commercial paper issued by the Company or the Target in the ordinary course of business, (vii) ordinary course lease, purchase money debt and equipment financings and similar obligations, (viii) debt of the Target and its subsidiaries permitted under the Merger Agreement, (ix) ordinary course letter of credit facilities, overdraft protection and short term working capital facilities, factoring arrangements, hedging and cash management arrangements, (x) intercompany debt among the Company and its subsidiaries or among the Target and its subsidiaries and (xi) any other financing agreed by the Arrangers, such agreement not to be unreasonably withheld, delayed or conditioned) .

Until the earlier of (x) the date that a “successful syndication” of the Bridge Facility (as defined in the Fee Letter) is achieved and (y) the date that is 60 days after the Closing Date, the Company agrees, subject to with respect to the Target, in all instances to, and not in contravention of, the terms of the Merger Agreement, to, and, to the extent necessary and practical and subject to and not in contravention of, the terms of the Merger Agreement, agrees to use commercially reasonable efforts to cause the Target to, cooperate with, and provide information reasonably required by, the Arrangers in connection with all syndication efforts, in each case, as the Arrangers may reasonably request and subject to compliance with state and federal laws, rules and regulations, including: (i) preparing, as soon as practicable after the date of this Commitment Letter, an information memorandum and other presentation materials (collectively, the “Facility Marketing Materials”) in form and substance customary for transactions of this type regarding the business, operations, financial projections and prospects of the Company and the Target (after giving effect to the Transactions) (including the financial information described in paragraph 3 of Exhibit B hereto) including without limitation the delivery of all information relating to the Transactions prepared by or on behalf of the Company upon reasonable request by the Arrangers that the Arrangers deem reasonably necessary to complete the syndication of the Bridge Facility; (ii) arranging for direct communications with prospective Lenders in connection with the syndication of the Bridge Facility (including without limitation direct contact with appropriate senior management, representatives and advisors of the Company (and to the extent necessary and practical, and subject to and not in

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contravention of the terms of the Merger Agreement, using commercially reasonable efforts to cause direct contact with appropriate senior management, representatives and advisors of the Target) and participation of such persons in such meetings); (iii) hosting (including any preparations with respect thereto) with the Arrangers at reasonable places and times to be mutually agreed a reasonable number of meetings with prospective Lenders; and (iv) upon the reasonable request of the Arrangers, executing one or more Joinder Agreements substantially in the form of Exhibit C hereto (it being understood that such form may be modified as agreed by the Arrangers and the Company but shall not, in any event, include any additional conditions to the availability of, modify any of the conditions to the availability of, change (in a manner adverse to the Company) the terms of, or increase any of the fees or other economics payable by the Company in connection with, the Bridge Facility that are already specified in this Commitment Letter and the Fee Letter) with Lenders and solely to the extent that such Lenders have been selected in accordance with the syndication provisions set forth above. Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or any agreement or other undertaking concerning the Bridge Facility contemplated hereby, but without limiting your obligation to assist with syndication efforts as set forth herein, it is understood that in no event shall the successful commencement, conduct or completion of syndication of the Bridge Facility, receipt of commitments in respect of the Bridge Facility, the passage of the time period specified in this paragraph or the receipt of any ratings constitute a condition to availability or funding of the Bridge Facility on the Closing Date. You agree that the Arrangers have the right, subject to your prior written approval, to place advertisements in financial and other newspapers at their own expense describing their services to you. It is agreed that, nothing contained in this Commitment Letter shall require you to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you, the Target or your or its respective affiliates; provided that (x) in the case of any confidentiality obligation, you shall have used commercially reasonable efforts to obtain consent to provide such information and (y) you shall notify us if any such information is being withheld as a result of any such obligation of confidentiality (but solely if providing such notice would not violate such confidentiality obligation).

You will be solely responsible for the contents of the Facility Marketing Materials and all other information, documentation or other materials delivered to us in writing in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At the Arrangers’ request, you agree to assist, and, with respect to the Target, to the extent necessary and practical and subject to and not in contravention of the terms of the Merger Agreement use commercially reasonable efforts to cause the Target to assist, in the preparation of an additional version of the Facility Marketing Materials that does not contain material non-public information concerning you, the Target or your or its respective subsidiaries or affiliates or your or their respective securities (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders (unless you notify us promptly that any such document contains MNPI; provided that such materials have been provided to you for review a reasonable period of time prior thereto): (a) drafts and final versions of the definitive loan documents relating to the Bridge Facility, including without limitation a credit agreement and other related definitive documents consistent with the Company’s Existing Credit Agreement (as defined in Exhibit A hereto) modified to reflect the terms set forth in this Commitment Letter and the Facility Documentation Principles set forth in Exhibit A hereto (collectively, the “Loan Documents”); (b) administrative materials prepared by the Arrangers for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Bridge Facility. Before distribution of any Facility Marketing Materials in connection with the syndication of the Bridge Facility

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(i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter reasonably acceptable to you and the Arrangers authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter reasonably acceptable to you and the Arrangers authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein. The Facility Marketing Materials provided to Lenders and prospective Lenders will be accompanied by a customary disclaimer exculpating us with respect to any use thereof and of any related materials by the recipients thereof in violation of applicable securities laws. In addition, at the Arrangers’ request, you will identify Public Information Materials by marking the same as “PUBLIC” and you agree that unless specifically labeled “PRIVATE — CONTAINS NON-PUBLIC INFORMATION,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Bridge Facility, whether through an Internet site (including without limitation an IntraLinks or SyndTrak workspace), electronically, in presentations, at meetings or otherwise will contain MNPI. If you advise us that any of the foregoing items includes any MNPI or if you have not marked any Facility Marketing Materials as “PUBLIC”, then the Arrangers will not distribute such materials to Public Lenders without further discussions with you.

4.	Information

You represent, warrant and covenant (with respect to information relating to the Target prior to the Closing Date, to the best of your knowledge) that (i) all written information (other than projections and other forward-looking information and information of a general economic industry nature) that has been or will be made available to the Arrangers, each Commitment Party or the Lenders by or on behalf of the Company in connection with the Transactions is and will be (when furnished), when taken as a whole with all other information made available (taken in combination with the information contained in your filings with the Securities and Exchange Commission), true and correct in all material respects and does not and will not (when furnished), when taken as a whole with all other information made available (taken in combination with the information contained in your filings with the Securities and Exchange Commission), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates with respect thereto) and (ii) the projections and other forward-looking information that have been or will be made available to the Arrangers, each Commitment Party or the Lenders by or on behalf of the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable when made (it being understood and agreed that the projections are as to future events and are not to be viewed as facts or a guarantee of financial performance or achievement, that the projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the projections and such differences may be material). You agree that if at any time prior to the later of (x) the Closing Date and (y) the earlier of (i) 60 days following the Closing Date and (ii) the “successful syndication” of the Bridge Facility (as defined in the Fee Letter) any of the representations in the preceding sentence would be incorrect in any material respect if made at such time (prior to the Closing Date, to your knowledge with respect to information, projections and other forward looking information relating to the Target), then you will (or, prior to the Closing Date, with respect to information relating to the Target and its affiliates, use commercially reasonable efforts, to the extent practical and appropriate and subject to and not in contravention of the Merger Agreement, cause the Target to) promptly supplement, or cause to be supplemented, the information and projections so that such representations (prior to the Closing Date, to the best of your knowledge with respect to the Target) will be correct in all material respects at such time in light of the circumstances in which such statements are made. Notwithstanding anything set forth above, the accuracy of the foregoing representations and warranties, whether or not cured or supplemented, and any obligation to supplement the information and projections shall not be a condition to the obligations of the Commitment Parties and the Arrangers hereunder. You understand that in providing our services pursuant to this Commitment Letter we may use and rely on such written information and projections without independent verification thereof.

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5.	Indemnification

To induce us to enter into this Commitment Letter and the Fee Letter, you hereby agree to indemnify and hold harmless the Administrative Agent, the Arrangers and each other agent or co-agent (if any) designated by the Arrangers with your prior consent with respect to the Bridge Facility, each Lender (including in any event each Commitment Party) and their respective affiliates and each director, officer, employee, advisor, representative, agent, and attorney thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or reasonable and documented out-of-pocket expenses (including reasonable documented out-of-pocket legal expenses) (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel, but excluding the allocated cost of internal counsel, representing all of the Indemnified Persons, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, those of another firm of counsel for each such affected Indemnified Person and all other Indemnified Persons similarly situated)), joint or several, of any kind or nature whatsoever that may be brought or threatened by the Company, the Target or any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility; provided, that you will not have to indemnify an Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted from (i) the gross negligence, willful misconduct, fraud or bad faith of such Indemnified Person (or its Related Parties (as defined below)) (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) a claim brought by the Company against the Indemnified Person for a material breach of such Indemnified Person’s (or its Related Parties’) obligations under this Commitment Letter or the Fee Letter (to the extent such material breach is determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) arises from actions, suits, proceedings (including any investigations or inquiries) by an Indemnified Person against another Indemnified Person (other than actions, suits, proceedings (including any investigations or inquiries) involving (A) alleged conduct or omission by you or any of your affiliates or (B) against an arranger, bookrunner, other agent or administrative agent in its capacity as such). Notwithstanding the foregoing, you shall not be liable for any settlement entered into without your prior written consent (not to be unreasonably withheld or delayed), but if settled with your prior written consent or if there is a final judgment in any such proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 5. If any proceeding is instituted or threatened against any Indemnified Person (or its Related Parties) in respect of which indemnity may be sought hereunder, you shall be entitled to assume the defense thereof with counsel selected by you (which counsel shall be reasonably satisfactory to such Indemnified Person) and after notice from you to such Indemnified Person of your election so to assume the defense thereof, you will not be liable to such Indemnified Person hereunder for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, other than reasonable costs of investigation and such other expenses as have been approved in advance; provided, that (i) if counsel for such Indemnified Person determines in good faith that there is a conflict that requires separate representation for you and such Indemnified

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Person or that there may be legal defenses available to such Indemnified Person which are different from or in addition to those available to you or (ii) you fail to assume or proceed in a timely and reasonable manner with the defense of such action or fail to employ counsel reasonably satisfactory to such Indemnified Person in any such action, then in either such event, (A) such Indemnified Person shall be entitled to one primary counsel and, if necessary, one local counsel to represent such Indemnified Person and all other Indemnified Persons similarly situated (such counsels selected by the Arrangers), (B) you shall not, or shall not any longer, be entitled to assume the defense thereof on behalf of such Indemnified Person and (C) such Indemnified Person shall be entitled to indemnification for the expenses (including fees and expenses of such counsel) to the extent provided in this paragraph. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any written information or other written materials obtained through internet, electronic, telecommunications or other information transmission systems, other than for direct (as opposed to special, indirect, consequential or punitive) damages to you determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s (or its Related Parties’) gross negligence, bad faith or willful misconduct. For purposes hereof, “Related Party” of an Indemnified Party means any (or all, as the context may require) of such Indemnified Party’s controlled affiliates and controlling persons and its or their respective directors, officers, employees, agents, advisors and other representatives thereof directly involved in the transaction and, in the case of agents, advisors and other representatives, only to the extent acting on behalf or at the instruction of such Indemnified Party or its controlled affiliates or controlling persons; provided, that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the negotiation or syndication of this Commitment Letter and the Bridge Facility.

Your indemnity and reimbursement obligations under this Section 5 will be in addition to any liability that you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons.

Notwithstanding any other provision in this Commitment Letter, none of we, you, the Target or any affiliate of any of the foregoing will be responsible or liable to any person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility; provided that nothing in this Section 5 shall limit your indemnity obligations set forth herein with respect to any indirect, punitive or consequential damages included in any third party claim in connection with which an Indemnified Person is entitled to Indemnification hereunder.

6.	Assignments

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights or remedies in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). Each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to (i) any of its affiliates (including any assignment between Goldman Sachs and GS Lending Partners); provided, that, other than with respect to assignments between Goldman Sachs and GS Lending Partners, any such assignment to an affiliate shall not relieve such Commitment Party of its obligations to fund such assigned portion of its commitment hereunder unless such assignment was approved in writing by the Company prior to such assignment) and (ii) solely in the case of Barclays, Goldman Sachs, GS Lending Partners and BofAML and subject to the applicable requirements set forth

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in Section 3, to any additional “Commitment Parties” who become party to this Commitment Letter pursuant to a Joinder Agreement, and upon any such assignment, each of Barclays, Goldman Sachs, GS Lending Partners and BofAML will be released from that portion of its commitments and agreements that has been so assigned but solely to the extent set forth in Section 3 of this Commitment Letter. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto or, to the extent relating only to the respective rights and obligations of Barclays, Goldman Sachs, GS Lending Partners and/or BofAML, by (i) Barclays, Goldman Sachs, GS Lending Partners and/or BofAML and (ii) the Company. MLPFS may, without notice to you, assign its rights and obligations under this Commitment Letter to any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related business may be transferred following the date hereof.

7.	USA PATRIOT Act Notification

The Commitment Parties notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) they and each Commitment Party may be required to obtain, verify and record information that identifies the Company, including the name and address of the Company and other information that will allow each Commitment Party to identify the Company in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party.

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter and any written or oral communications provided by each Commitment Party, the Arrangers or any of their affiliates in connection with the Transactions are exclusively for the information of your Board of Directors and senior management and may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice to the Arrangers as required pursuant to applicable law or compulsory legal process; provided, that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter and such communications to your affiliates and to your and your affiliates’ respective officers, directors, partners, employees, accountants, attorneys, agents and other advisors who are directly involved in the consideration of the Bridge Facility and who have been advised by you of the confidential nature of such information, (ii) solely following the execution and delivery of the Merger Agreement, this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein, unless redacted in a manner reasonably satisfactory to the Arrangers) to the Target and its officers, directors, partners, employees, agents, attorneys, accountants, independent auditors and advisors, in each case, who are directly involved in the consideration of the Transactions and who have been advised by you of the confidential nature of such information, (iii) pursuant to the subpoena or order of any court or judicial, administrative or legislative body, committee or agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, stock exchange requirement or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation) or required or requested by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof prior to such disclosure to the extent practicable and not prohibited by law), (iv) this Commitment Letter (but not the Fee Letter other than the existence thereof) may be disclosed in any prospectus, offering memorandum or any other syndication or marketing materials relating to the offering of the Securities or the Bridge Facility or in such filings as you may determine is advisable to comply with the requirements of the U.S. Securities and Exchange Commission and the other applicable regulatory

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authorities, including in any proxy statement or similar public filing related to the Acquisition, (v) this Commitment Letter and the Fee Letter may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform us promptly thereof prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation), (vi) the Summary of Terms and the existence of this Commitment Letter and the Fee Letter may be disclosed to Moody’s, S&P and any other rating agency on a confidential basis, (vii) the aggregate amount of fees payable under the Fee Letter may be disclosed as part of pro forma information, projections or generic disclosure regarding sources and uses for closing of the Acquisition (but without disclosing any specific fees, market flex or other economic terms set forth therein or to whom such fees or other amounts are owed) and (viii) with our prior written consent (not to be unreasonably withheld, delayed or conditioned); provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you to the extent it has become publicly available as a result of disclosure in accordance with the terms of this paragraph.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of the Company, the Target or any of your respective subsidiaries or affiliates and shall use such information solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions; provided, however, that nothing herein will prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof prior to such disclosure to the extent practicable and not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates (in which case such person agrees to (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority) inform you promptly thereof prior to such disclosure to the extent practicable and not prohibited by law), (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, its affiliates or representatives, (d) to such person’s affiliates and their respective officers, directors, employees, legal counsel, advisors, representatives, independent auditors and other experts who need to know such information and are informed of the confidential nature of such information and are instructed to keep such information confidential in accordance with the provisions of this paragraph; provided, that each Commitment Party shall be responsible for their controlled affiliates’ compliance in keeping such information confidential, (e) to potential and prospective Lenders or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Bridge Facility, in each case, subject to such recipient’s agreement (which agreement may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof pursuant to customary syndication practice) to keep such information confidential on substantially the terms set forth in this paragraph, (f) received by such person on a non-confidential basis from a third party source (other than you or any of your affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (g) for purposes of establishing a “due diligence” defense, (h) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated thereby or enforcement hereof and thereof, (i) to any rating agency on a confidential basis and (j) with your prior written consent; provided, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date of execution of the credit agreement for the Bridge Facility (the “Bridge Loan Agreement”) at which time any confidentiality undertaking in the Bridge Loan Agreement shall supersede the provisions in this paragraph.

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You acknowledge that each Commitment Party and its affiliates are full service securities firms and as such may from time to time effect transactions for their own account or the account of customers, and may hold positions in securities or indebtedness, or options thereon, of the Company, the Target and other companies that may be the subject of the Transactions. Each Commitment Party and its affiliates will have economic interests that are different from or conflict with those of the Company regarding the Transactions, and you acknowledge and agree that each Commitment Party has no obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty in respect of this Commitment Letter and the Fee Letter and agree that each Commitment Party will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the Transactions. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the Target and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder. In connection with the services and Transactions contemplated hereby, you agree that we are permitted to access, use and share with any of our bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Company, the Target or any of their respective affiliates that is or may come into our possession or in the possession of any of our affiliates (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and such persons shall agree to hold the same in confidence). In addition, please note that each of Barclays Capital Inc. and Goldman, Sachs & Co. LLC has been retained by the Company as financial advisor (in such capacity, the “Financial Advisor”) to the Company in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of each Financial Advisor, and on the other hand, our respective and our respective affiliates’ relationships with you as described and referred to herein. Nothing in this paragraph or otherwise in this Commitment Letter shall modify the terms of any agreement between you and each of Barclays Capital Inc. and Goldman, Sachs & Co. LLC in their respective capacities as Financial Advisors or their respective obligations thereunder in their respective capacities as Financial Advisors to the Company. Each Commitment Party or its affiliates are, or may at any time be a lender under one or more existing credit facilities of the Company and/or the Target (and/or of their respective subsidiaries).

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8) and will treat confidential information relating to the Company, the Target and their respective affiliates with the same degree of care as we treat our own confidential information and otherwise subject to the immediately preceding paragraph. Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that each Commitment Party and its affiliates do not provide tax, accounting or legal advice.

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9.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; provided, that, notwithstanding the foregoing, it is understood and agreed that (i) the interpretation of the definition of “Target Material Adverse Effect” (as defined in Exhibit B hereto) and whether a Target Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Target Representations and whether as a result of any inaccuracy thereof you have the right to terminate your or your applicable subsidiaries’ obligations under the Merger Agreement or decline to close the Acquisition, and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state; provided, however, to the extent that the Merger Agreement provides that any of the foregoing matters is governed exclusively by Pennsylvania Law (as defined in the Merger Agreement), such matter shall be governed by, and construed in accordance with, Pennsylvania Law (as defined in the Merger Agreement). Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding, claim or counterclaim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding, claim or counterclaim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding, claim or counterclaim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding, claim or counterclaim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding, claim or counterclaim either in the United States District Court for the Southern District of New York, located in the Borough of Manhattan or in the Supreme Court of the State of New York, New York County.

This Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon.

The provisions of Sections 3, 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Bridge Facility is made available or any loans under the Bridge Facility are disbursed hereunder; provided that the provisions of Sections 3 and 4 of this Commitment Letter shall not survive if the commitments and undertakings of the Commitment Parties are terminated in accordance with the terms of this Commitment Letter prior to the effectiveness of the Bridge Facility; provided, further that (i) if the Loan Documents are executed and delivered and the Closing Date occurs, the provisions of Sections 3 and 4 shall survive only until the earlier of (x) the date that a “successful syndication” of the Bridge Facility is achieved and (y) the date that is 60 days after the Closing Date, and (ii) if the Loan Documents

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are executed and delivered and the Closing Date occurs, the provisions under the last paragraph of Section 1 and under Section 5, to the extent covered in the Loan Documents, shall be superseded and deemed replaced by the terms of the Loan Documents governing such matters.

10.	Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) the Bridge Loan Agreement shall have been executed by the Company, the Commitment Parties and each other Lender (solely to the extent such Lender has been selected in accordance with the syndication provisions of Section 3 above) and shall have become effective (provided that the obligations of the Commitment Parties and each other Lender party to the Bridge Loan Agreement to make the loans under the Bridge Facility on the Closing Date are subject solely to the satisfaction or waiver of the conditions set forth in Section 2 above and Exhibit B hereto), (ii) the consummation of the Acquisition without borrowing loans under the Bridge Facility, (iii) the termination of the Merger Agreement in accordance with its terms and such termination having either been publicly announced by the Company or the Commitment Parties having received written notice thereof from the Company (which notice the Company agrees to provide upon such termination), (iv) receipt by the Commitment Parties of written notice from the Company of its election (in its sole discretion) to terminate all commitments under the Bridge Facility in full and (v) December 3, 2018; provided, that to the extent the “End Date” under Section 10.01(b)(i) of the Merger Agreement (as in effect on the date hereof) is extended (x) to March 3, 2019, the date in this clause (v) shall automatically be extended to March 3, 2019 and thereafter (y) to June 3, 2019, the date in this clause (v) shall automatically be extended to June 3, 2019 (the earliest date in clauses (ii) through (v) being, the “Commitment Termination Date”) unless the closing of the Bridge Facility has been consummated on or before such date on the terms and subject to the conditions set forth herein; provided, further that the termination of any such commitment shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (including .pdf) will be as effective as delivery of a manually executed counterpart hereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to each Arranger the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter and a copy of the executed Merger Agreement on or before 11:59 p.m. New York City time on December 3, 2017 (the “Countersign Date”), whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by the Countersign Date, this offer will terminate at such earlier time.

[The remainder of this page is intentionally left blank.]

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We look forward to working with you on this assignment.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Ritam Bhalla
Name:	Ritam Bhalla
Title:	Director

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

BANK OF AMERICA, N.A.

By:	/s/ Carlos J. Medina
Name:	Carlos J. Medina
Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Wajeeh Faheem
Name:	Wajeeh Faheem
Title:	Managing Director

Commitment Letter

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

CVS HEALTH CORPORATION

By:	/s/ Carol A. DeNale
Name:	Carol A. DeNale
Title:	Senior Vice President & Treasurer

Commitment Letter

Exhibit A

Summary of Terms and Conditions of the Bridge Facility

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

Bridge Facility:	A 364-day senior unsecured term loan facility (the “Bridge Facility”) in an aggregate principal amount of $49.0 billion consisting of:

(a)	a $44.0 billion tranche 1 term loan facility (“Tranche 1”); and

(b)	a $5.0 billion tranche 2 term loan facility (“Tranche 2”),

less, in the case of each Tranche (as defined below), the amount of any applicable reduction to the commitments under the Bridge Facility with respect to such Tranche on or prior to the Closing Date as set forth under the headings “Mandatory Prepayments and Commitment Reductions” and “Voluntary Prepayments and Commitment Reductions” below

Each of Tranche 1 and Tranche 2 are referred to herein as a “Tranche”.

Borrower:	CVS Health Corporation, a Delaware corporation (the “Company”, or the “Borrower”).

Guarantor:	None.

Joint Bookrunners and Joint Lead Arrangers:	Barclays Bank PLC (“Barclays”), Goldman Sachs Bank USA (“Goldman Sachs”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) will act as exclusive joint bookrunners and exclusive joint lead arrangers (in such capacities, the “Arrangers”) for the Bridge Facility and will perform the duties customarily associated with such roles.

Co-Syndication Agents:	Goldman Sachs and Bank of America, N.A. (“Bank of America”) will act as exclusive co-syndication agents for the Bridge Facility (the “Syndication Agents”).

Administrative Agent:	Barclays will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”, together with the Syndication Agents and any additional agents appointed in respect of the Bridge Facility in accordance with the Commitment Letter, the “Agents”) for the Lenders and will perform the duties customarily associated with such role.

Exhibit A-1

Lenders:	Barclays, Goldman Sachs, Goldman Sachs Lending Partners LLC, Bank of America and/or other banks, financial institutions and institutional lenders selected in accordance with the Commitment Letter (each, a “Lender” and, collectively, the “Lenders”).

Purpose/Use of Proceeds:	The proceeds of the Bridge Facility will be used to fund, in part, the Acquisition, including paying all Transaction Costs.

Availability:	Each Tranche of the Bridge Facility shall be available in a single draw on the Closing Date.

Closing Date:	The date on which the Bridge Facility is funded subject to the conditions set forth in Section 2 of the Commitment Letter and Exhibit B thereto (the “Closing Date”).

Maturity:	The maturity date of the Bridge Facility will be the date that is 364 days after the Closing Date (the “Maturity Date”).

Facility Documentation Principles:	The definitive Loan Documents shall (i) be consistent with this Term Sheet and shall only contain those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Exhibit A, (ii) be substantially consistent with, and no less favorable to the Borrower than, the Company’s Existing Revolving Facilities, with modifications consistent with this Exhibit A (including this paragraph) including with respect to the nature of the Bridge Facility as a bridge facility and customary modifications appropriate in view of the structure and intended use of the Bridge Facility (including with respect to the timing and procedures for funding the Bridge Facility on the Closing Date to facilitate the closing of the Acquisition in accordance with the Merger Agreement), (iii) reflect any changes in law or accounting standards (or in the interpretation thereof) since the date of the Existing Revolving Facilities as reasonably agreed by the Company and the Arrangers, (iv) be negotiated in good faith to finalize the Loan Documents, giving effect to Section 2 of the Commitment Letter and (v) provide that the accounting for operating leases and financing or capital leases under GAAP as in effect on the date of the Commitment Letter (including, without limitation, Accounting Standards Codification 840) shall apply for determining compliance with the provisions of the Loan Documents. This paragraph shall be referred to as the “Facility Documentation Principles”.

Amortization:	All loans outstanding under the Bridge Facility will be due and payable on the Maturity Date, and no interim scheduled amortization will be required.

Interest Rate:	All amounts outstanding under the Bridge Facility will bear interest, at the Company’s option, at a rate per annum equal to:

(a)	the Base Rate plus the Applicable Margin; or

Exhibit A-2

(b)	the reserve adjusted Eurodollar Rate plus the Applicable Margin.

The “Applicable Margin” will be determined as of any date by reference to the pricing grid contained in Annex I to this Exhibit A (the “Pricing Grid”).

As used herein, (i) “Base Rate” means a fluctuating rate per annum equal to the greatest of (x) the rate last quoted by The Wall Street Journal as the “prime rate” or, if The Wall Street Journal ceases to quote such rate, the highest rate per annum published by the Federal Reserve Board as the “bank prime loan” rate or, if such rate is no longer quoted, any similar release by the Federal Reserve Board, (y) the Federal Funds effective rate plus 1⁄2 of 1.0% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.0% and (ii) “reserve adjusted Eurodollar Rate” means, with respect to an interest period, a fluctuating rate per annum equal to the rate per annum determined by the Administrative Agent to be the offered rate appearing on the page of the Reuters Screen which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or the applicable successor thereto if it is no longer making such rate available) for a period of time equal to such selected interest period at approximatively 11:00 a.m. London time, two business days prior to the commencement of such interest period (the “LIBOR Rate”), as adjusted for applicable reserve requirements; provided, that if LIBOR Rates are quoted under clause (ii), but there is not such quotation for the interest period elected, the LIBOR Rate shall be equal to the interpolated rate; provided, that the reserve adjusted Eurodollar Rate shall, in any event, not be less than zero.

Duration Fee:	The Company will pay fees to each Lender (the “Duration Fees”) in amounts equal to the applicable percentage as determined in accordance with the grid below, of the aggregate principal amount of such Lender’s loans under the Bridge Facility outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

In the event that any fee under the Bridge Facility is due on a date that is not a business day, then it shall be payable on the immediately following business day.

Ticking Fees:	Without duplication of the “Ticking Fees” (as defined in the Fee Letter) payable under the Fee Letter, the Company will pay to the Administrative Agent, for the ratable account of each Lender, non-

Exhibit A-3

refundable commitment fees in amounts equal to the Ticking Fee Rate per annum (computed on the basis of the actual number of days elapsed in a year) set forth in the Pricing Grid in Annex I hereto corresponding to the Company’s applicable Debt Ratings on the amount of unfunded and available commitments (as determined on a daily basis) of such Lender in respect of the Bridge Facility, which ticking fees will accrue beginning on the date of execution and delivery of the Bridge Loan Agreement by the Administrative Agent, the Lenders and the Company (which date shall in no event be earlier than the date that is 60 days after the date of the Commitment Letter) through (but not including) the earlier of (i) the date of termination or expiration of the commitments in respect of the Bridge Facility and (ii) the Closing Date, and shall be payable on such date.

Default Interest:	Upon the occurrence and during the continuance of any payment event of default or insolvency event of default, interest on amounts not paid when due will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand (the “Default Interest Rate”).

Interest Payments:	Quarterly for loans bearing interest based upon the Base Rate; on the last day of the applicable interest periods (which will be one, two, three, six months or, if agreed by all relevant Lenders, less than one month or twelve months) for loans bearing interest based upon the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods longer than three months); and upon each mandatory and voluntary prepayment on the principal amount prepaid, in each case payable in arrears and computed on the basis of a 360-day year with respect to loans bearing interest based upon the reserve adjusted Eurodollar Rate and a 365/366-day year with respect to loans bearing interest based upon clause (x) or (y) of the definition of Base Rate.

Funding Protection and Taxes:	Consistent with Facility Documentation Principles, to be substantially similar to the Existing Credit Agreement, including breakage costs, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy, liquidity requirements and other regulatory restrictions (it being understood that in connection with capital adequacy and capital requirements and their interpretation, as well as other similar yield protection provisions, each Lender will agree to treat the Company no less favorably than such Lender’s similarly situated borrowers). It is understood that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted or issued.

Exhibit A-4

Voluntary Prepayments and Commitment Reductions:	The commitments in respect of each Tranche of the Bridge Facility may be voluntarily terminated by the Borrower at any time in whole or in part upon one business day’s prior written notice and in minimum amounts to be agreed. Additionally, the Bridge Facility may be prepaid in whole or in part without premium or penalty upon one business day’s (or, in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate, three business days’) prior written notice, subject to reimbursement of the Lenders’ breakage costs in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate prior to the last day of the applicable interest period. Voluntary prepayments of the Bridge Facility may not be reborrowed. Voluntary prepayments and reductions of commitments in respect of the Bridge Facility will be applied between Tranche 1 and Tranche 2 as determined by the Borrower (in its sole and absolute discretion).

Mandatory Prepayments and Commitment Reductions:	The following amounts shall be applied to prepay loans (within three business days of actual receipt) under the Bridge Facility (and, prior to the Closing Date, the commitments with respect to the Bridge Facility, under the Commitment Letter or the Loan Documents, shall be automatically and permanently reduced by such amounts) with respect to each Tranche as set forth below:

1.

Incurrence of Indebtedness: An amount equal to 100% of the net cash proceeds actually received (including into escrow to the extent the conditions to release thereof are no more restrictive to the Company than the conditions to availability of the Bridge Facility) from the incurrence of indebtedness for borrowed money (including hybrid securities and debt securities convertible to equity) by the Company or any of its subsidiaries (excluding (i) commercial paper issued by the Company, (ii) ordinary course letter of credit facilities, (iii) factoring arrangements, seller lending financing activities, (iv) borrowings under the Existing Revolving Facilities and the amendment, extension, replacement and/or refinancing of the Existing Revolving Facilities (but in each case without increasing the commitments thereunder by more than $1.5 billion in the aggregate), (v) any indebtedness borrowed under a Qualifying Term Loan Facility (as defined below) up to (and without duplication of) the amount by which the commitments for the Bridge Facility have been previously reduced by the committed amount of such Qualifying Term Loan Facility, (vi) intercompany indebtedness between the Company and/or its subsidiaries, (vii) indebtedness incurred for the Existing Notes Refinancings, (viii) capital leases, financial leases, indebtedness issued in connection with credit tenant leases, (ix) ordinary course purchase money debt, equipment financings and similar obligations, (x) any debt incurred in connection with sale-leasebacks by the Company and its subsidiaries, (xi) overdraft protection and short term working capital facilities, hedging

Exhibit A-5

and cash management arrangements, (xii) working capital facilities of foreign subsidiaries of the Company and ordinary course local credit facilities of foreign subsidiaries of the Company, (xiii) ordinary course indebtedness of regulated insurance subsidiaries to the extent that the upstreaming of the proceeds to the Company is not permitted by applicable insurance laws or regulations and (xiv) other indebtedness (except the Permanent Financing) in an aggregate principal amount up to $500 million)).

2.	Equity Offerings: An amount equal to 100% of the net cash proceeds actually received (including into escrow to the extent the conditions to release thereof are no more restrictive to the Company than the conditions to availability of the Bridge Facility) from the issuance of any equity securities by the Company (other than (i) issuances pursuant to employee stock plans, director stock plans, employee compensation plans, non-employee director equity compensation plans, other benefit plans or similar arrangements or any direct and dividend reinvestment plan (or contributed to any pension plan) or upon conversion or exercise of outstanding options or other equity awards, (ii) the issuance of common stock, options, units and/or other equity interests of the Company to shareholders as consideration for the Acquisition and/or to holders of Target equity incentive awards as provided in the Merger Agreement and (iii) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Company or its subsidiaries under applicable law).

3.

Asset Sales; Insurance Proceeds: An amount equal to 100% of the net after-tax cash proceeds actually received (to the extent not reinvested or committed to be reinvested within 9 months following receipt) from non-ordinary course sale or other disposition of any property or assets of the Company or any of its subsidiaries (including the sale or issuance of any equity interest, in each case to third parties, by any subsidiary) that results in receipt of net proceeds (in cash or cash equivalents) in excess of $100 million (“Covered Asset Sales”) or insurance or condemnation proceeds in excess of $100 million (“Covered Insurance Proceeds”) paid on account of any loss of any property or assets of the Company or any of its subsidiaries (other than (i) sales or other dispositions of inventory in the ordinary course of business, (ii) proceeds of sale-leasebacks by the Company and its subsidiaries, (iii) factoring arrangements, (iv) leasing transactions, (v) dispositions by the Company’s foreign subsidiaries to the extent that repatriation of the proceeds of such dispositions is not permitted by applicable laws and regulations or would result in material adverse tax consequences (as reasonably determined by the Company) or any casualty or condemnation event in respect of property by the Company and its subsidiaries (including proceeds from the

Exhibit A-6

sale of stock of any subsidiary of the Company, but excluding casualty or condemnation events in respect of property of the Company’s foreign subsidiaries) to the extent the repatriation of the proceeds of such casualty or condemnation event would result in material adverse tax consequences (as reasonably determined by the Borrower), (vi) dispositions by regulated insurance subsidiaries of the Company to the extent that, the upstreaming of the proceeds to the Company is not permitted by applicable insurance laws or regulations, (vii) sales or other dispositions of the assets and businesses relating to the Company’s business known as “Rx Crossroads” and (viii) net proceeds that are reinvested (or committed to be reinvested) in other assets useful in the business of the Company or any of its subsidiaries (or used to replace or repair damaged or destroyed assets) within 9 months after receipt of such proceeds or, if so committed within such period, reinvested within 90 days after the expiration of such 9-month period); provided, that no such proceeds will be required to be applied until such time as the aggregate amount of all net after tax cash proceeds received since the Closing Date from Covered Asset Sales and Covered Insurance Proceeds exceeds $500 million.

In addition, the commitments under the Bridge Facility shall be reduced by the principal amount of commitments obtained by the Company or any of its subsidiaries entering into the Term Loan Facility or any other committed but unfunded term loan or similar agreement for the purpose of financing the Transactions (a “Qualifying Term Loan Facility”), to the extent that the conditions to availability thereunder are no more restrictive to the Company than the conditions to availability of the Bridge Facility (such reduction to occur automatically upon the effectiveness of definitive documentation for such term loan or similar agreement). The Company shall promptly provide written notice to the Arrangers that any such term loan or similar agreement constitutes a “Qualifying Term Loan Facility” as contemplated hereby.

The Borrower shall notify the Administrative Agent within three business days of any actual receipt by the Borrower or its subsidiaries of the proceeds described above or upon the effectiveness of a Qualifying Term Loan Facility.

All such mandatory prepayments of Bridge Loans and reductions of commitments will be applied:

(i) with respect to amounts to be applied under clauses (1) (other than proceeds of the Term Loans or any other term loans borrowed in connection with the Acquisition) and (2) above, first to Tranche 1, and second to Tranche 2;

(ii) with respect to any amounts to be applied under clause (1) above which are proceeds of Term Loans or any other term loans borrowed

Exhibit A-7

in connection with the Acquisition, and the commitments under any Qualifying Term Loan Facility, first to Tranche 2, and second to Tranche 1; and

(iii) with respect to amounts under clause (3) above, pro rata between Tranche 1 and Tranche 2.

All mandatory prepayments and commitment reductions with respect to either Tranche as set forth above will be applied without penalty or premium (except after the Closing Date, for breakage costs, if any) and will be applied pro rata to loans or (as applicable) commitments outstanding within such Tranche, or with respect to any Lenders within such Tranche which are affiliated with each other, between them as they may otherwise notify the Administrative Agent.

Representations and Warranties:	Consistent with the Facility Documentation Principles, the Bridge Facility will only contain representations and warranties by the Company, substantially similar to the representations and warranties contained in the Company’s Five Year Credit Agreement dated as of May 18, 2017 (the “Existing Credit Agreement”) (including with respect to exceptions, baskets and materiality qualifiers); provided, that the Bridge Loan Agreement shall include a customary solvency representation for transactions of this type (such representations to be consistent with the certification set forth in Annex I to Exhibit B to the Commitment Letter) and a representation with respect to use of proceeds not violating the U.S.A. Patriot Act. The Specified Representations (other than with respect to solvency and use of proceeds not violating U.S.A. Patriot Act, OFAC and FCPA) shall be made upon the date of execution and delivery of the Bridge Loan Agreement, and all representations and warranties shall be made on the Closing Date. It is understood that, the foregoing shall be subject in all respects to Section 2 of the Commitment Letter.

Covenants:	Consistent with the Facility Documentation Principles, the Bridge Facility will only contain affirmative and negative covenants by the Company, substantially similar to the affirmative and negative covenants contained in the Existing Credit Agreement (including with respect to exceptions, baskets and materiality qualifiers); provided, that, with respect to the “Subsidiary Indebtedness” covenant set forth in Section 8.1 of the Existing Credit Agreement, on and following the Closing Date until such time as the Borrower is in compliance with the 15% net tangible asset test set forth therein (without giving effect to clause (x) below), (x) any indebtedness of the Target and its subsidiaries existing as of the Closing Date (but excluding any increase, refinancing or replacement thereof, in each case on and following the Closing Date, the “Target Existing Indebtedness”) shall not be included as “Indebtedness” for purposes of such section of the Bridge Loan Agreement and (y) the indebtedness of all subsidiaries (excluding the Target Existing Indebtedness and other indebtedness under capital leases incurred in connection with a sale and leaseback transaction) shall not at any time exceed $900.0 million in the aggregate.

Exhibit A-8

Consistent with the Facility Documentation Principles, the Bridge Facility will contain the following financial covenant:

Maximum consolidated indebtedness to total capitalization not to exceed 0.65 to 1.0 (defined and calculated in a manner consistent with the Existing Credit Agreement), but with an exclusion for any indebtedness incurred by the Company to finance the Acquisition until the earlier of (i) the Closing Date and (ii) 30 days following the termination of the Merger Agreement (in each case to the extent that such indebtedness is redeemable if the Acquisition is not consummated).

Events of Default:	Consistent with the Facility Documentation Principles, the Bridge Facility will only include events of default (and, as appropriate, grace periods) substantially similar to the events of default contained in the Company’s Existing Credit Agreement (including with respect to exceptions, baskets and materiality qualifiers); provided, that the thresholds set forth in Sections 9.1(g), (k) and (m) of the Existing Credit Agreement shall be set at $250 million. Notwithstanding the forgoing, if any threshold set forth in Section 9.1(g), (k) or (m) of the Existing Credit Agreement (as amended, extended, replaced, refinanced or renewed) is, as of the Closing Date, less favorable to the Borrower than as set forth above, then such threshold under the Bridge Facility shall automatically be deemed amended to match the Existing Credit Agreement at such time.

Conditions Precedent to Borrowing:	The several obligation of each Lender to make, or cause an affiliate to make, loans under the Bridge Facility on the Closing Date will be subject only to the conditions expressly set forth in Section 2 of the Commitment Letter and in Exhibit B thereto.

Assignments and Participations:

The Lenders may assign all of their loans and commitments under the Bridge Facility, or a part of their loans and commitments in an amount of not less than $10.0 million, to their affiliates or one or more banks, financial institutions or other entities that are Eligible Assignees (to be defined in the Loan Documents) and not Disqualified Institutions which are reasonably acceptable to the Administrative Agent and (unless any payment or bankruptcy event of default is continuing) the Company in its sole discretion (provided, that the Company’s consent shall not be unreasonably withheld or delayed in the case of an assignment of loans under the Bridge Facility following the Closing Date); provided, that such bank, financial institution or other entity shall be deemed reasonably acceptable to the Company if such assignment is made by the Arrangers in accordance with the syndication provisions of the Commitment Letter; provided, further, that assignments made (i) to an existing Lender under the Bridge

Exhibit A-9

Facility or (ii) following the Closing Date, to an approved fund of a Lender or an affiliate of a Lender or of an Agent, will not be subject to the above minimum assignment amount and consent requirements. The Lenders will also have the right to sell participations (other than to Disqualified Institutions), subject only to customary limitations on voting rights, in their respective shares of the Bridge Facility.

Amendments and Required Lenders:	No amendment, modification, termination or waiver of any provision of the Loan Documents will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of loans and commitments outstanding under the Bridge Facility (collectively, the “Required Lenders”), except that the consent of each Lender adversely affected thereby will be required with respect to, among other things, certain customary matters relating to fees and interest rates (other than waiver of Default Interest), maturity, pro rata payment and sharing provisions and the definition of Required Lenders; provided, that changes in the allocation of mandatory prepayments and commitment reductions between Tranches or changes otherwise affecting Lenders in one Tranche differently than Lenders in another Tranche will require the approval of the Lenders holding the majority of loans or commitments under each Tranche which is adversely affected thereby.

Indemnity and Expenses:	The Bridge Facility will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably acceptable to the Arrangers. The Company will also pay (i) reasonable and documented out-of-pocket expenses of the Arrangers and the Agents associated with the syndication of the Bridge Facility and the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel and the charges of electronic loan administration platforms) and (ii) all reasonable and documented out-of-pocket expenses of the Arrangers, the Agents and the Lenders (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documents; provided that the Company shall not be liable for the fees, disbursements and charges of more than one primary counsel for the Lenders taken as a whole and, if necessary, one separate firm for the Lenders taken as a whole in each relevant jurisdiction (unless there shall exist an actual or perceived conflict of interest among the Lenders, in which case, one or more additional firms shall be permitted after notice to the Company to the extent necessary to eliminate such conflict).

Governing Law and Jurisdiction:	The Bridge Facility will provide that each of the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the County and State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents;

Exhibit A-10

provided, that, notwithstanding the foregoing, it is understood and agreed that (i) the interpretation of the definition of “Target Material Adverse Effect” and whether a Target Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Target Representations and whether as a result of any inaccuracy thereof the Borrower has the right to terminate its or its applicable subsidiaries’ obligations under the Merger Agreement or decline to close the Acquisition and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed in accordance with the laws of the State of Delaware without regard for conflicts of law rules of such state; provided, however, to the extent that the Merger Agreement provides that any of the foregoing matters is governed exclusively by Pennsylvania Law (as defined in the Merger Agreement), such matter shall be governed by, and construed in accordance with, Pennsylvania Law (as defined in the Merger Agreement).

Contractual Recognition of Bail-In:	The Bridge Facility will contain customary contractual recognition of EU bail-in provision.

Counsel to the Arrangers and the Administrative Agent:	Weil, Gotshal & Manges LLP.

Exhibit A-11

Annex I to Exhibit A

Pricing Grid

“Applicable Margin,” “Commitment Fee Rate” and “Ticking Fee Rate” means (as applicable), as of any date of determination, the percentage per annum set forth below under the applicable type of loan opposite the applicable Debt Ratings of the Company from Moody’s and S&P, in each case, with a stable or better outlook:

Debt Ratings (Moody’s or S&P)	Applicable Margin								Ticking Fee Rate
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	Base Rate Loans	Euro-dollar Loans	Base Rate Loans	Euro-dollar Loans	Base Rate Loans	Euro-dollar Loans	Base Rate Loans	Euro-dollar Loans
Rating Level 1: ≥ A2/A	0.0 bps	87.5 bps	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	7.0 bps
Rating Level 2: < A2/A and ≥ A3/A-	0.0 bps	100.0 bps	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps	8.5 bps
Rating Level 3: < A3/A- and ≥ Baa1/BBB+	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	87.5 bps	187.5 bps	10.0 bps
Rating Level 4: < Baa1/BBB+ and > Baa2/BBB	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps	12.5 bps
Rating Level 5: < Baa2/BBB and ≥ Baa3/BBB-	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps	125.0 bps	225.0 bps	17.5 bps
Rating Level 6: ≤ Ba1/BB+	75.0 bps	175.0 bps	100.0 bps	200.0 bps	125.0 bps	225.0 bps	150.0 bps	250.0 bps	25.0 bps

In the event of a split rating, each of the Applicable Margin and the Ticking Fee Rate will be determined by reference to the level in the grid above in which the higher rating appears, unless the split in the Debt Ratings is two or more levels apart, in which case the Applicable Margin and the Ticking Fee Rate will be determined by reference to the level in the grid that is one higher than the level in which the lower rating appears. In the event that Debt Ratings are not obtained, the pricing will be determined based on Rating Level 6. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings. Prior to the public announcement of Debt Ratings that give effect to the Transactions, each of the Applicable Margin and the Ticking Fee Rate will be determined by reference to Rating Level 4 in the grid above.

“Debt Ratings” means as of any date of determination, the public rating as determined by S&P or Moody’s, as the case may be, of the Company’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money.

Exhibit A-2

Exhibit B

Conditions Precedent to the Bridge Facility

Subject to Section 2 of the Commitment Letter in all respects, the availability of, and funding under, the Bridge Facility on the Closing Date shall be subject solely to the satisfaction or waiver by the Arrangers of the following conditions:

1.	Concurrent Transactions. The Acquisition shall have been consummated or will be consummated concurrently or substantially concurrently with the funding under the Bridge Facility in all material respects in accordance with the terms of the Merger Agreement; provided, that no amendment, modification, consent or waiver (each a “change”) of any term thereof or any condition to the Company’s obligation to consummate the Acquisition thereunder (other than any such amendment, modification, consent or waiver that is not materially adverse to any interest of the Lenders) shall be made or granted, as the case may be, without the prior written consent of the Arrangers (which consent shall not be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any change in the price not exceeding a 10% increase or decrease in the aggregate purchase price consideration to be paid under the Merger Agreement will be deemed to not be materially adverse to the interests of the Lenders and will not require the prior written consent of the Arrangers; provided, that any reduction of the cash portion of the purchase price consideration shall be allocated to a reduction of the commitments under the Bridge Facility (ratably to each Tranche).

2.

Target MAE. Since the date of the Merger Agreement, there shall not have occurred any event, change, effect, development, or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. As used herein, “Target Material Adverse Effect” means: a material adverse effect on the financial condition, business or results of operations of the Target and its Subsidiaries, taken as a whole; provided that no event, change, effect, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Target Material Adverse Effect, or whether a Target Material Adverse Effect would reasonably be expected to occur: (i) any changes in general United States or global economic conditions, (ii) any changes in conditions generally affecting the health insurance or managed care industry (including the Medicare Advantage managed care industry) or any other industry in which the Target or any of its Subsidiaries operate, (iii) any decline, in and of itself, in the market price or trading volume of the Company Common Stock (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Target Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Target Material Adverse Effect), (iv) any changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, (v) any failure, in and of itself, by the Target or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of enrollments, revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Target Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Target Material Adverse Effect), (vi) the execution and delivery of the Merger Agreement, the public announcement or the pendency of the Merger Agreement or the Merger, the taking of any action

Exhibit B-1

required or expressly contemplated by the Merger Agreement or the identity of, or any facts or circumstances relating to Parent or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Target or any of its Subsidiaries with Governmental Authorities, customers, Providers, suppliers, partners, officers or employees (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of the Merger Agreement or the consummation of the transactions contemplated thereby), (vii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law of or by any Governmental Authority, (viii) any changes in GAAP, SAP or ASOPs (or authoritative interpretations thereof), (ix) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism threatened or underway as of the date of the Merger Agreement, (x) any taking of any action at the written request of or with the consent of Parent (it being understood and agreed that, with respect to any action taken with such consent, the foregoing shall not preclude Parent from asserting that any facts or occurrences resulting from such action that are not otherwise excluded from the definition of Target Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Target Material Adverse Effect), (xi) any reduction in the credit rating of the Target or any of its Subsidiaries (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Target Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Target Material Adverse Effect), (xii) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, (xiii) any changes to reimbursement rates or in methods or procedures for determining such rates, any changes to eligibility requirements or any other programmatic changes by any Governmental Authority, in each case, whether such changes are applicable nationally or to only certain geographic areas, or (xiv) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of Applicable Law relating to the Merger Agreement or the Merger, except in the case of each of clauses (i), (ii), (iv), (vii), (viii) or (xiii), to the extent that any such event, change, effect, development or occurrence has a materially disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the industries in which the Target and its Subsidiaries operate (it being understood and agreed that any such disproportionate effect on the Target and its Subsidiaries to the extent resulting from the greater concentration of the businesses of the Target and its Subsidiaries in any particular industry or geography relative to other companies operating in the industries in which the Target and its Subsidiaries operate shall not be taken into account in determining whether there has been, or would reasonably be expected to be, a Target Material Adverse Effect). All capitalized terms used in this paragraph and the definition of “Target Material Adverse Effect” and not defined herein shall have the meaning assigned thereto in the Merger Agreement (as of the date hereof) for purposes of this paragraph 2 and the definition of “Target Material Adverse Effect”.

3.

Financial Statements. The Arrangers shall have received (i) audited consolidated annual financial statements of the Company for each of the last three full fiscal years ending more than 60 days prior to the Closing Date, (ii) unaudited consolidated financial statements for each subsequent fiscal quarterly period of the Company ending more than 40 days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), together with unaudited consolidated financial

Exhibit B-2

statements for the corresponding period(s) of the prior fiscal year and (iii) (A) audited consolidated balance sheets and related audited statements of income, comprehensive income, shareholders’ equity and cash flows of the Target for each of the three fiscal years most recently ended at least 60 days prior to the Closing Date and (B) unaudited consolidated balance sheets and related unaudited statements of income, comprehensive income, shareholders’ equity and cash flows of the Target for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date and (iv) customary pro forma financial statements of the Company giving effect to the Transactions, in each case meeting the requirements of Regulation S-X for Form S-3 registration statements and, in the case of clauses (iii) and (iv), only to the extent the Company will be required to file such financial statements pursuant to Item 9.01 of Form 8-K and Rule 3-05 and Article 11, as applicable, of Regulation S-X. Each Arranger hereby acknowledges that the Company’s or the Target’s public filings with the Securities and Exchange Commission (the “SEC”) on the SEC’s Electronic Data Gathering, Analysis and Retrieval system of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (i), (ii) or (iii) as applicable, of this paragraph. The Arrangers hereby acknowledge receipt of the financial statements (a) in the foregoing clause (i) for the fiscal years ended December 31, 2014, 2015 and 2016, (b) in the foregoing clause (ii) for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, and (c) for the foregoing clause (iii) for the fiscal years ended December 31, 2014, 2015 and 2016 and the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017.

4.	Definitive Documents; Customary Closing Conditions. The Loan Documents shall be substantially consistent with the terms set forth in this Commitment Letter and shall have been executed and delivered by the Company. The Company shall have complied with the following closing conditions: (i) the delivery of customary legal opinions from internal counsel to the Company (with respect to customary corporate matters) and Shearman and Sterling LLP (in each case, in form and substance as agreed by the Arrangers and the Company on the date of the Commitment Letter), corporate records and documents from public officials and officer’s certificates of the Company (including a customary certificate that the conditions precedent set forth in Sections 1 and 4 of this Exhibit B have been satisfied); (ii) customary evidence of authority of the Company; (iii) payment of fees and reasonable and documented out-of-pocket expenses required to be paid on or prior to the Closing Date (to the extent invoiced at least three business days prior to the Closing Date) pursuant to the Commitment Letter and the Fee Letter (which amounts may be paid from the proceeds of the Bridge Facility); (iv) delivery to the Administrative Agent of a solvency certificate from the chief financial officer of the Company in the form of Annex I hereto; (v) delivery to the Administrative Agent of a customary borrowing notice (which such borrowing notice shall not include any representations and warranties or any certifications, in each case as a condition to funding); and (vi) the Administrative Agent shall have received at least five business days prior to the Closing Date all documentation and other information about the Company that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent that such documentation and other information is requested in writing to the Company at least 10 business days prior to the Closing Date.

5.

Accuracy of Certain Representations and Warranties; No Default. (i) The Target Representations and the Specified Representations shall be true and correct in all material respects on the Closing Date solely to the extent required by Section 2 of the Commitment Letter (unless such representations relate to an earlier date, in which case such representations shall have been true and correct in all material respects as of such earlier date) and (ii) there shall exist on the Closing Date no event of default under the Bridge Loan Agreement solely with respect to (a) nonpayment of fees due and payable under the Bridge Facility, (b) intentional breach by the Company of the

Exhibit B-3

merger covenant (corresponding to, and consistent with, Section 8.4 of the Existing Credit Agreement) and (c) insolvency/bankruptcy events solely with respect to the Company (corresponding to, and consistent with, the insolvency/bankruptcy events set forth in Sections 9.1(h), 9.1(i) and 9.1(j) of the Existing Credit Agreement (but, in each case, only with respect to the Company)).

Exhibit B-4

Annex I to Exhibit B

Form of Solvency Certificate

SOLVENCY CERTIFICATE

Of

CVS HEALTH CORPORATION

AND ITS SUBSIDIARIES

[Date]

Pursuant to Section [    ] of the Bridge Loan Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of CVS Health Corporation, a Delaware corporation (the “Company”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Bridge Loan Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Company and its subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Company and its subsidiaries, on a consolidated and going concern basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

c.	The Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

d.	The Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing as of the date hereof, would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

Annex I to Exhibit B-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Company, on behalf of the Company, and not individually, as of the date first stated above and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

CVS HEALTH CORPORATION

By:
Name:
Title

Annex I to Exhibit B-1

Exhibit C

Form of Joinder Agreement

PERSONAL AND CONFIDENTIAL

[Date]

Barclays

745 Seventh Avenue

New York, New York 10019

Goldman Sachs Bank USA

Goldman Sachs Lending Partners LLC

200 West Street

New York, New York 10282-2198

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America, N.A.

One Bryant Park

New York, New York 10036

CVS Health Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

Joinder to Commitment Letter

Ladies and Gentlemen:

Reference is made to the Commitment Letter dated December 3, 2017 (together with all exhibits, schedules and annexes thereto, the “Commitment Letter”) between Barclays Bank PLC (“Barclays”), Goldman Sachs Bank USA (“Goldman Sachs”), Goldman Sachs Lending Partners LLC (“GS Lending Partners”), Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its designated affiliates, “MLPFS”, together with Bank of America, “BofAML”, and BofAML, together with Barclays, Goldman Sachs and GS Lending Partners, the “Initial Commitment Parties”, “we” or “us”) and CVS Health Corporation, a Delaware corporation (the “Company”). Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Commitment Letter.

This joinder agreement to the Commitment Letter (this “Joinder Agreement”) is a “Joinder Agreement” contemplated by Section 3 of the Commitment Letter and sets forth the understanding of the parties hereto regarding the participation of each party identified on the signature pages hereof as an “Additional Commitment Party” (collectively, the “Additional Commitment Parties” and together with the Initial Commitment Parties, the “Commitment Parties”) in the financing of the Bridge Facility.

Each Additional Commitment Party hereby commits to provide to the Company, on a several but not joint basis, in each case on the same terms and conditions as are applicable to the Initial Commitment Parties’ commitments in respect of the Bridge Facility under the Commitment Letter (each such commitment of a Commitment Party, its “Commitment,” and, collectively, the “Commitments”), the principal amount of

Exhibit C-1

the Bridge Facility set forth opposite such Additional Commitment Party’s name on Schedule I attached hereto. The commitments of the Initial Commitment Parties under the Commitment Letter shall be reduced on a dollar-for-dollar basis by the aggregate principal amount of the Commitments of the Additional Commitment Parties upon execution of this Joinder Agreement by each of the parties hereto, such that, as of the date of this Joinder Agreement, the Commitment of each Commitment Party is as set forth on Schedule I hereto.

[In connection with each Additional Commitment Party’s Commitment under this Joinder Agreement, it is agreed that such Additional Commitment Party (or such Additional Commitment Party’s applicable affiliate) will be granted the title or designation with respect to the Bridge Facility as set forth opposite such Additional Commitment Party’s name on Schedule I hereto.]

Each Additional Commitment Party acknowledges receipt of a copy of the Commitment Letter and shall be deemed to be a party to the Commitment Letter as a “Commitment Party” in accordance with this Joinder Agreement. Each Additional Commitment Party hereby agrees that (i) the syndication of the Bridge Facility shall be managed by the Arrangers subject to the terms and conditions set forth in the Commitment Letter, (ii) its Commitment shall not be further syndicated and (iii) it shall not engage, nor shall it authorize any person on its behalf to engage, in any secondary selling or any solicitation of offers to purchase loans or Commitments with respect to the Bridge Facility until such time as the Arrangers declare the primary syndication of the Bridge Facility to be complete and shall only do so in accordance with the terms and conditions set forth in the Commitment Letter. Furthermore, each Additional Commitment Party represents that its Commitment represents a commitment from such Additional Commitment Party only, and does not in any way include a commitment or other arrangement from any other unaffiliated institution.

As consideration for the Commitments and agreements of each Additional Commitment Party, the Company or (to the extent the corresponding fees have been received by the Initial Commitment Parties from the Company pursuant to the Fee Letter prior to the date hereof) the Initial Commitment Parties agree to pay to the Additional Commitment Parties the applicable fees as may be agreed by the Company and the other parties hereto and set forth in Schedule II hereto (it being understood and agreed that any such fees shall be a reallocation of (and not in addition to) the fees already specified in the Commitment Letter and the Fee Letter (and the Fee Letter will be deemed to be modified to the extent necessary to give effect to the terms hereof)). The Company further agrees that in no event shall the fees payable to any Additional Commitment Party (as a percentage of the Commitment of such Additional Commitment Party) exceed the fees payable to the Initial Commitment Parties (as a percentage of their respective Commitments).

Each party hereto hereby agrees that (i) each Additional Commitment Party shall be bound by the terms and conditions of the Commitment Letter, and shall have all the rights and obligations with respect to its Commitment, with the same force and effect as if originally party thereto as a Commitment Party and (ii) each reference to “Commitment Party”, “we” or “us” in the Commitment Letter shall be deemed to refer to all of the Commitment Parties, in each case on a several and not joint basis; provided, however, that this paragraph shall not apply to, and, notwithstanding any other provision of this Joinder Agreement, the Additional Commitment Parties shall not have any rights or benefits with respect to, (a) roles or titles assigned to each of Barclays, Goldman Sachs, GS Lending Partners and BofAML with respect to the Bridge Facility set forth in the Commitment Letter, (b) the syndication provisions and any other provision of the Commitment Letter applicable to the Arrangers and the Administrative Agent in their capacities as such and (c) any provisions of the Fee Letter.

This Joinder Agreement may not be assigned by (i) the Company without the prior written consent of each Commitment Party or (ii) any Additional Commitment Party without the prior written consent of

Exhibit C-2

each of the Company and the Initial Commitment Parties (and, in each case, any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). Notwithstanding the foregoing, each Additional Commitment Party may assign its Commitment and agreements hereunder, in whole or in part, to any of its affiliates (provided that any such assignment to an affiliate shall not relieve such Additional Commitment Party of its obligations to fund such assigned portion of its Commitment hereunder unless such assignment was previously approved in writing by the Company). MLPFS may, without notice to you, assign its rights and obligations under this Joinder Agreement to any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related business may be transferred following the date hereof.

This Joinder Agreement may not be amended or any term or provision hereof waived or modified, except by an instrument in writing signed by each of the parties hereto; provided that, notwithstanding the foregoing, this Joinder Agreement may be amended with only the written consent of the Arrangers and the Company in order to add Additional Commitment Parties and accordingly reduce the Commitments of the Initial Commitment Parties. Each of the Company and each Commitment Party hereby agrees that no amendment, waiver, supplement or other modification to the Commitment Letter shall be entered into unless (x) the Company, (y) the Arrangers and (z) the Commitment Parties holding more than 50% of the aggregate commitments in respect of the Bridge Facility, shall have consented thereto in writing; provided that, (in the case of this clause (z)) (a) the consent of each Commitment Party directly affected thereby shall be required with respect to (i) increases in the Commitment of such Commitment Party, (ii) reductions of interest or fees payable to such Commitment Party, (iii) extensions of the Commitment Termination Date applicable to such Commitment Party and (iv) extensions of scheduled maturities or times for payment applicable to such Commitment Party and (b) the consent of 100% of the Commitment Parties shall be required with respect to modifications to the pro rata treatment of payments and the sharing of setoffs and any of the voting percentages. Nothing in this paragraph shall limit the rights of, or the exercise of any discretion by, the Administrative Agent or the Arrangers in such capacities under the Commitment Letter or the Fee Letter.

This Joinder Agreement may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile or other electronic transmission (including .pdf) will be as effective as delivery of a manually executed counterpart hereof.

This Joinder Agreement supersedes any commitment advice or similar letter executed by any Additional Commitment Party on or prior to the date hereof in connection with the Bridge Facility, which commitment advice or similar letter shall in each case terminate upon the effectiveness of this Joinder Agreement.

This Joinder Agreement (including all of the terms of the Commitment Letter incorporated by reference herein) is the only agreement that has been entered into among the Company and each Additional Commitment Party with respect to the Bridge Facility and sets forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Additional Commitment Party or any of its respective affiliates to make any oral or written statements that are inconsistent with this Joinder Agreement. Following the execution and delivery of this Joinder Agreement by each of the parties hereto, the Commitment Letter and this Joinder Agreement shall be construed as a single instrument to the extent necessary to give effect to the provisions hereof. Notwithstanding any provision hereof or of the Commitment Letter, each party hereto hereby agrees that all obligations of each Commitment Party, whether pursuant hereto or pursuant to the Commitment Letter, shall be several and not joint obligations.

Exhibit C-3

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS JOINDER AGREEMENT IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS JOINDER AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; provided, that, notwithstanding the foregoing, it is understood and agreed that (i) the interpretation of the definition of “Target Material Adverse Effect” (as defined in Exhibit B to the Commitment Letter) and whether a Target Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Target Representations and whether as a result of any inaccuracy thereof you have the right to terminate your or your applicable subsidiaries’ obligations under the Merger Agreement or decline to close the Acquisition, and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state; provided, however, to the extent that the Merger Agreement provides that any of the foregoing matters is governed exclusively by Pennsylvania Law (as defined in the Merger Agreement), such matter shall be governed by, and construed in accordance with, Pennsylvania Law (as defined in the Merger Agreement). Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan and any appellate court from any such court, in any action, suit, proceeding, claim or counterclaim arising out of or relating to this Joinder Agreement or the performance of services contemplated hereunder, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding, claim or counterclaim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding, claim or counterclaim arising out of or relating to this Joinder Agreement or the performance of services contemplated hereunder in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding, claim or counterclaim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding, claim or counterclaim either in the United States District Court for the Southern District of New York, located in the Borough of Manhattan or in the Supreme Court of the State of New York, New York County.

This Joinder Agreement (including all of the terms of the Commitment Letter incorporated by reference herein) and the other terms and conditions contained herein shall be subject to the same confidentiality provisions applicable to the Commitment Letter as provided in Section 8 of the Commitment Letter. The contents of Schedule II hereof shall be subject to the same confidentiality provisions applicable to the Fee Letter as provided in Section 8 of the Commitment Letter.

Each Additional Commitment Party acknowledges that it has, independently and without any reliance upon any Initial Commitment Party or any of its affiliates, or any of their respective officers, directors, employees, agents, advisors or representatives, and based on the financial statements of the Company, the Target and their respective subsidiaries and such other documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Joinder Agreement and to provide its Commitment. In addition, please note that each of Barclays Capital Inc. and Goldman, Sachs & Co. LLC has been retained by the Company as financial advisor (in such capacity, the “Financial Advisor”) to the Company in connection with the Acquisition. Each Additional Commitment Party agrees not to assert any claim it may allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of each Financial Advisor, and on the other hand, each Initial Commitment Parties’ respective and its respective affiliates’ relationships with such Additional Commitment Party as described and referred to herein.

Exhibit C-4

The provisions of Sections 3, 5, 8 and 9 of the Commitment Letter contained herein or incorporated herein by reference to the Commitment Letter will survive any termination or completion of the arrangements contemplated by this Joinder Agreement, the Commitment Letter or each Commitment Party’s Commitment, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Bridge Facility is made available or any loans under the Bridge Facility are disbursed; provided that the provisions of Sections 3 and 4 of the Commitment Letter shall not survive if the commitments and undertakings of the Commitment Parties are terminated in accordance with the terms of the Commitment Letter prior to the effectiveness of the Bridge Facility; provided, further that (i) if the Loan Documents are executed and delivered and the Closing Date occurs, the provisions of Sections 3 and 4 of the Commitment Letter shall survive only until the earlier of (x) the date that a “successful syndication” of the Bridge Facility is achieved and (y) the date that is 60 days after the Closing Date, and (ii) if the Loan Documents are executed and delivered and the Closing Date occurs, the provisions under the last paragraph of Section 1 and under Section 5 of the Commitment Letter, to the extent covered in the Loan Documents, shall be superseded and deemed replaced by the terms of the Loan Documents governing such matters.

Except as otherwise provided herein, the Commitments of each Additional Commitment Party and its agreement to provide the services described herein will terminate upon the first to occur of (i) the Bridge Loan Agreement shall have been executed by the Company and the other parties hereto and shall have become effective (provided that the obligations of the Commitment Parties and each other Lender party to the Bridge Loan Agreement to make the loans under the Bridge Facility are subject solely to the satisfaction or waiver of the conditions set forth in Section 2 of the Commitment Letter and Exhibit B thereto), (ii) the consummation of the Acquisition without borrowing loans under the Bridge Facility, (iii) the termination of the Merger Agreement in accordance with its terms and such termination having either been publicly announced by the Company or the Commitment Parties having received written notice thereof from the Company (which notice the Company agrees to provide upon such termination), (iv) receipt by the Commitment Parties of written notice from the Company of its election (in its sole discretion) to terminate all commitments under the Bridge Facility in full and (v) December 3, 2018; provided, that to the extent the “End Date” under Section 10.01(b)(i) of the Merger Agreement (as in effect on the date hereof) is extended (x) to March 3, 2019, the date in this clause (v) shall automatically be extended to March 3, 2019 and thereafter (y) to June 3, 2019, the date in this clause (v) shall automatically be extended to June 3, 2019 unless the closing of the Bridge Facility has been consummated on or before such date on the terms and subject to the conditions set forth herein and in the Commitment Letter; provided, further that the termination of any such Commitment shall not prejudice your rights and remedies in respect of any breach of this Joinder Agreement or the Commitment Letter that occurred prior to any such termination.

[The remainder of this page is intentionally left blank.]

Exhibit C-5

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof.

Very truly yours,

[ ], as an Additional Commitment Party

By:
Name:
Title:

[ ], as an Additional Commitment Party

By:
Name:
Title:

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

BARCLAYS BANK PLC

By:
Name:
Title:

GOLDMAN SACHS BANK USA

By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title:

CVS HEALTH CORPORATION

By:
Name:
Title:

Exhibit C-2

Schedule I

Commitments

Commitment Party	Tranche 1 Commitment	Tranche 2 Commitment	Title
Barclays Bank PLC	$[ ]	$[ ]	Joint Lead Arranger, Joint Bookrunner and Administrative Agent
Goldman Sachs Bank USA	$[ ]	$[ ]	Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent
Bank of America, N.A.	$[ ]	$[ ]	Co-Syndication Agent
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$0	$0	Joint Lead Arranger and Joint Bookrunner
Goldman Sachs Lending Partners LLC	$[ ]	$[ ]	Participant
[ ]	$[ ]	$[ ]	[ ]
[ ]	$[ ]	$[ ]	[ ]
[ ]	$[ ]	$[ ]	[ ]

Total	$44,000,000,000	$5,000,000,000

Schedule I

Schedule II

Fees1

As consideration for each Additional Commitment Party’s Commitments hereunder, the Company agrees to pay (or cause to be paid) the following fees (provided, however, that the portion of any upfront fees referred to below shall instead be paid by the Arrangers from the corresponding fees previously received by them from the Company pursuant to the Fee Letter):

(a)    non-refundable upfront fees equal to (i) [    ]% of such Additional Commitment Party’s principal amount of commitments in respect of the Bridge Facility on the date of this Joinder Agreement, which will be fully earned and payable on the date of this Joinder Agreement and (ii) [    ]% of such Additional Commitment Party’s principal amount of commitments or outstanding loans in respect of the Bridge Facility on the earlier of (x) [    ] and (y) the Closing Date, which will be fully earned and payable on such earlier date;

(b)    a non-refundable bridge loan funding fee equal to [    ]% of the aggregate principal amount of loans made by such Additional Commitment Party under the Bridge Facility on the Closing Date (if any), which funding fee will be fully earned and payable, if and only if the Closing Date and the funding of the loans under the Bridge Facility occur, on the Closing Date; and

(c)     non-refundable ticking commitment fees in amounts equal to the Ticking Fees Rate per annum (computed on the basis of the actual number of days elapsed in a year) set forth in the Pricing Grid in Annex I to Exhibit A to the Commitment Letter corresponding to the Company’s applicable Debt Ratings on the amount of unfunded and available commitments (as determined on a daily basis) of such Additional Commitment Party in respect of the Bridge Facility under the Commitment Letter, which Ticking Fees will accrue beginning on the date that is 60 days after the date of the Commitment Letter through (but not including) the earliest of (i) the date of termination or expiration of the Commitment Letter, (ii) the date of execution and delivery of the Bridge Loan Agreement by the Commitment Parties, the Lenders party thereto and the Company, and (iii) the Closing Date, and shall be payable on the earlier of (i) the date of termination or expiration of the commitments in respect of the Bridge Facility and (ii) the Closing Date (it being understood that such Ticking Fees under the Fee Letter shall not accrue during the period in which ticking fees accrue under the Loan Documents as set forth in Exhibit A to the Commitment Letter and this Section (c) shall automatically terminate and be superseded by the terms of the Loan Documents upon execution and delivery thereof).

Notwithstanding the foregoing, upon payment by the Company of such upfront fees, funding fee and ticking commitment fees hereunder to each Additional Commitment Party, the Company’s obligation to pay remaining “Upfront Fees”, “Funding Fee” and “Ticking Fees” to the Initial Commitment Parties (or to the Arrangers) for the ratable benefit of such Additional Commitment Party pursuant to, and as defined in, the Fee Letter shall be respectively reduced on a dollar-for-dollar basis by the amount of such payments, as applicable.

[1]	To be agreed between the Company, the Initial Commitment Parties and the Additional Commitment Parties.

Schedule II